Exhibit 5.01

September 21, 2015

Flextronics International Ltd.

      and the Guarantors identified below

2 Changi South Lane

Singapore 486123

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to Flextronics International Ltd., a company organized under the laws of Singapore (the “Company”), Flextronics International USA, Inc., a California corporation (“FIUI”), Flextronics Logistics USA, Inc., a California corporation (“Flex Logistics”), Flextronics America, LLC, a Delaware limited liability company (“Flex America” and, together with FIUI and Flex Logistics, the “US Guarantors”) and the other subsidiaries of the Company listed on Schedule A attached hereto (the “Non-US Guarantors” and, together with the US Guarantors, the “Guarantors”), in connection with the filing by the Company and the Guarantors with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to an offer to exchange (the “Exchange Offer”) up to $600,000,000 aggregate principal amount of the Company’s outstanding, unregistered 4.750% Notes due 2025 (the “Original Notes”) for an equivalent amount of registered 4.750% Notes due 2025 (the “Exchange Notes”).  The Exchange Notes are to be issued pursuant to an Indenture, dated as of June 8, 2015, among the Company, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 11, 2015, among the Company, Flextronics Industries Marketing (L) Ltd. and the Trustee (as supplemented, the “Indenture”).  The Original Notes are, and on the issue date of the Exchange Notes, the Exchange Notes will be, guaranteed by the Guarantors on the terms set forth in the Indenture (the “Guarantees”).

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Indenture, (ii) the forms of Exchange Notes to be issued under the Indenture in accordance with the terms of the Exchange Offer, (iii) the Guarantees, (iv) the Articles of Incorporation and bylaws of FIUI, certified by the Secretary of FIUI as being in effect as of the date hereof, (v) the Articles of Incorporation and bylaws of Flex Logistics, certified by the Secretary of Flex Logistics as being in effect as of the date hereof, (vi) the Certificate of Formation and the Amended and Restated Operating Agreement of Flex America, certified by the Secretary of Flex America as being in

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effect as of the date hereof, (vii) resolutions of the Board of Directors of each of FIUI and Flex Logistics and resolutions of the Managers of Flex America and (viii) such other agreements, instruments, acknowledgments and other documents and records of the Company, the Guarantors and other persons, certificates of public officials, certificates of officers or representatives of the Company, the Guarantors and others, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examinations of the reviewed documents, we have assumed, without any independent investigation or verification, the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents.  In examining the Indenture, we also have assumed (i) that each of the parties thereto (other than the US Guarantors) was duly organized or formed, as the case may be, is validly existing and has the power, corporate or otherwise, to enter into, deliver and perform all of its obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, of the Indenture by each of the parties thereto (other than the US Guarantors), (iii) the due execution and delivery, as applicable, of the Indenture by each of the parties thereto (other than the US Guarantors) and (iv) that the Indenture constitutes the valid and binding obligation of the Trustee.

Based upon the foregoing and subject to the further qualifications and limitations set forth below, we are of the opinion that the Exchange Notes, when executed and authenticated in accordance with the terms of the Indenture and issued and delivered in exchange for tendered Original Notes in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations enforceable against the Company in accordance with their terms, and each of the Guarantees of the Exchange Notes will constitute a valid and binding obligation enforceable against the applicable Guarantor in accordance with its terms.

Our opinion is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to preferences, fraudulent transfers and fraudulent conveyances), suspension of payments, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, (ii) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of any purported waiver of such concepts), regardless of whether enforcement is sought in a proceeding at law or equity and (iii) principles limiting the availability of the remedy of specific performance.

For purposes of our opinion that the Exchange Notes will constitute valid and binding obligations enforceable against the Company in accordance with their terms under the laws of the State of New York and our opinion that each of the Guarantees of the Exchange Notes will constitute a valid and binding obligation enforceable against the applicable Guarantor in accordance with its terms under the laws of the State of New York, we have, without conducting any research or investigation with respect thereto, relied upon (i) an opinion of Allen & Gledhill LLP as to the valid existence of the Company, the power and authority of the Company to enter into the Exchange Notes and the due authorization of the Exchange Notes under the laws of Singapore, (ii) an opinion of C&A Law as to the valid existence of each of

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Flextronics International Asia-Pacific Ltd, Flextronics Sales & Marketing (A-P) Ltd., Flextronics Sales and Marketing Consumer Digital Ltd. and Flextronics Telecom Systems Ltd, the power and authority of such Guarantors to enter into their respective Guarantees of the Exchange Notes and the due authorization of their respective Guarantees of the Exchange Notes under the laws of the Republic of Mauritius, (iii) an opinion of Rahmat Lim & Partners as to the valid existence of each of Flextronics Industries Marketing (L) Ltd., Flextronics Marketing (L) Ltd. and Flextronics Sales & Marketing North Asia (L) Ltd, the power and authority of such Guarantors to enter into their respective Guarantees of the Exchange Notes and the due authorization of their respective Guarantees of the Exchange Notes under the laws of the Federal Territory of Labuan, Malaysia, (iv) an opinion of NautaDutilh N.V. as to the valid existence of Flextronics International Europe B.V., the power and authority of such Guarantor to enter into its Guarantee of the Exchange Notes and the due authorization of its Guarantee of the Exchange Notes under the laws of The Netherlands, (v) an opinion of Faludi Wolf Theiss Ügyvédi Iroda as to the valid existence of Flextronics International Kft., the power and authority of such Guarantor to enter into its Guarantee of the Exchange Notes and the due authorization of its Guarantee of the Exchange Notes under the laws of Hungary and (vi) an opinion of Madrona Advogados as to the valid existence of Flextronics International Tecnologia Ltda., the power and authority of such Guarantor to enter into its Guarantee of the Exchange Notes and the due authorization of its Guarantee of the Exchange Notes under the laws of the Federative Republic of Brazil.

The foregoing opinions are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is limited to questions arising under the laws of the State of New York, the laws of the State of California and the Limited Liability Company Act of the State of Delaware, in each case as in effect on the date hereof, and we express no opinion as to any law other than the laws of such jurisdictions.  Without limiting the generality of the foregoing, this opinion does not cover any matters arising under the laws of any of the jurisdictions of organization of the Company or any Non-US Guarantor, or other political subdivisions thereof, or under any treaties or conventions to which such jurisdiction may be a party, or by which it may be bound.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are (i) “experts” within the meaning of Section 11 of the Act or the rules and regulations of the Commission promulgated thereunder or (ii) within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP

Schedule A

Non-US Guarantors

Non-US Guarantors	State or Other Jurisdiction of Incorporation or Organization
Flextronics Industries Marketing (L) Ltd.	Federal Territory of Labuan, Malaysia
Flextronics International Asia-Pacific Ltd	Republic of Mauritius
Flextronics International Europe B.V.	The Netherlands
Flextronics International Kft.	Hungary
Flextronics International Tecnologia Ltda.	Federative Republic of Brazil
Flextronics Marketing (L) Ltd.	Federal Territory of Labuan, Malaysia
Flextronics Sales & Marketing (A-P) Ltd.	Republic of Mauritius
Flextronics Sales and Marketing Consumer Digital Ltd.	Republic of Mauritius
Flextronics Sales & Marketing North Asia (L) Ltd	Federal Territory of Labuan, Malaysia
Flextronics Telecom Systems Ltd	Republic of Mauritius